Exhibit 10.1

EXECUTION VERSION

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of February 20, 2014, is by and among Impax Laboratories, Inc., a Delaware corporation (the “Borrower”), the Domestic Subsidiaries of the Borrower party hereto (each a “Guarantor” and, collectively, the “Guarantors”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and as administrative agent under the Credit Agreement (as hereinafter defined) (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

W I T N E S S E T H

WHEREAS, the Borrower, the Guarantors, certain banks and financial institutions from time to time party thereto (the “Lenders”) and the Administrative Agent are parties to that certain Credit Agreement dated as of February 11, 2011 (as amended by that certain First Amendment to Credit Agreement dated as of March 19, 2012, that certain Second Amendment to Credit Agreement dated as of January 10, 2013 and as further amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Credit Parties have requested that the Required Lenders amend certain provisions of the Credit Agreement; and

WHEREAS, the Required Lenders are willing to make such amendments to the Credit Agreement, in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
AMENDMENTS TO CREDIT AGREEMENT

1.1     New Definitions. The following definition is hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:

“Minimum Liquidity” shall mean, as of any date of determination, the sum of all cash and Cash Equivalents of the Credit Parties as of such date which (a) is held in deposit accounts and/or securities accounts located in the United States, (b) does not and would not appear as “restricted” on a consolidated balance sheet of the Credit Parties and their Subsidiaries prepared in accordance with GAAP, and (c) is free and clear of all Liens (other than Liens in favor of or for the benefit of the Administrative Agent in its capacity as agent for the Lenders.

1.2     Amendment to Definition of Consolidated EBITDA. The definition of Consolidated EBITDA set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows

“Consolidated EBITDA” shall mean, as of any date of determination for the four (4) consecutive fiscal quarter period ending on such date, without duplication, (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent deducted in calculating Consolidated Net Income for such period: (i) Consolidated Interest Expense for such period, (ii) tax expense (including, without limitation, any federal, state, local and foreign income and similar taxes) of the Credit Parties and their Subsidiaries for such period, (iii) depreciation and amortization expense of the Credit Parties and their Subsidiaries for such period, (iv) non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of stock, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock, stock option, stock appreciation rights or similar arrangements), (v) other non-cash charges (excluding reserves for future cash charges) of the Credit Parties and their Subsidiaries for such period in an amount not to exceed $5,000,000, (vi) non-recurring remediation and restructuring charges of the Credit Parties and their Subsidiaries to the extent actually incurred in an aggregate amount not to exceed $25,000,000 during the Borrower’s fiscal year 2014, and (vii) non-cash charges of the Credit Parties and their Subsidiaries for such period related to the impairment of intangible assets incurred during the Borrower’s fiscal year 2014 minus (c) non-cash charges previously added back to Consolidated Net Income in determining Consolidated EBITDA to the extent such non-cash charges have become cash charges during such period minus (d) any other non-recurring cash or non-cash gains during such period (including, without limitation, (i) gains from the sale or exchange of assets and (ii) gains from early extinguishment of Indebtedness or Hedging Agreements of the Credit Parties and their Subsidiaries).

1.3     Amendment to Section 5.9(c). Section 5.9(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(c)     Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, calculated as of the last day of each fiscal quarter from the time period beginning on the Closing Date and ending on December 31, 2013, shall be greater than or equal to 2.00 to 1.00.

1.4     Amendment to Section 5.9. Section 5.9 of the Credit Agreement is hereby amended to add the following subsection (d) in the appropriate alphabetical order to read as follows:

(d)     Consolidated EBITDA. Consolidated EBITDA, calculated as of the last day of each fiscal quarter beginning with the fiscal quarter ending March 31, 2014, shall be greater than or equal to $50,000,000.

1.5     Amendment to Section 5.9. Section 5.9 of the Credit Agreement is hereby amended to add the following subsection (e) in the appropriate alphabetical order to read as follows:

(e)      Minimum Liquidity. Minimum Liquidity, calculated as of the last day of each fiscal quarter beginning with the fiscal quarter ending March 31, 2014, shall be greater than or equal to $100,000,000.

ARTICLE II
CONDITIONS TO EFFECTIVENESS

2.1     Closing Conditions. This Amendment shall become effective as of the day and year set forth above (the “Amendment Effective Date”) upon satisfaction of the following conditions (in each case, in form and substance reasonably acceptable to the Administrative Agent):

(a)     Executed Amendment. The Administrative Agent shall have received a copy of this Amendment duly executed by each of the Credit Parties, the Lenders, and the Administrative Agent.

(b)     Default. After giving effect to this Amendment, no Default or Event of Default shall exist.

(c)     Fees and Expenses. The Administrative Agent shall have received from the Borrower such fees and expenses that are payable in connection with the consummation of the transactions contemplated hereby and King & Spalding LLP shall have received from the Borrower payment of all outstanding fees and expenses previously incurred and all fees and expenses incurred in connection with this Amendment.

(d)     Miscellaneous. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

ARTICLE III
MISCELLANEOUS

3.1     Representations and Warranties of Credit Parties. Each of the Credit Parties represents and warrants as follows:

(a)     It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b)     This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)     No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.

(d)     The representations and warranties set forth in Article III of the Credit Agreement are true and correct as of the date hereof (except for those which expressly relate to an earlier date).

(e)     After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f)     The Security Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Security Documents and prior to all Liens other than Permitted Liens.

(g)     The Credit Party Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

3.2     Reaffirmation of Credit Party Obligations. Each of the Credit Parties hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Credit Party Obligations.

3.3     Credit Document. This Amendment shall constitute a Credit Document under the terms of the Credit Agreement.

3.4     Expenses. Each of the Credit Parties agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of the Administrative Agent’s legal counsel.

3.5     Further Assurances. Each of the Credit Parties agrees to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

3.6     Entirety. This Amendment and the other Credit Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

3.7     Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart to this Amendment by telecopy or other electronic means shall be effective as an original and shall constitute a representation that an original will be delivered.

3.8     GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

3.9     Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

3.10     General Release. In consideration of the Administrative Agent’s and the Required Lenders’ willingness to enter into this Amendment, each of the Credit Parties hereby releases and forever discharges the Administrative Agent, the Issuing Lender, the Lenders and the Administrative Agent’s, the Issuing Lender’s, and the Lender’s respective predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives, and affiliates (hereinafter all of the above collectively referred to as the “Bank Group”), from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, including, without limitation, all claims, demands, and causes of action for contribution and indemnity, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any of the Credit Parties may have or claim to have against any of the Bank Group in any way related to or connected with the Credit Documents and the transactions contemplated thereby.

3.11     No Actions, Claims, Etc. As of the date hereof, each Credit Party hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against any member of the Bank Group arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement on or prior to the date hereof.

3.12     Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 9.13 and 9.16 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

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IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWER:	Impax Laboratories, Inc.,
a Delaware corporation

	By:	/s/ Bryan M. Reasons
	Name:	Bryan M. Reasons
	Title:	Senior Vice President, Chief Financial Officer

GUARANTORS:	Impax Laboratories USA, LLC,
a California limited liability company

	By:	/s/ Bryan M. Reasons
	Name:	Bryan M. Reasons
	Title:	Chief Financial Officer

ThoRx Laboratories, Inc.,
a California corporation

	By:	/s/ Bryan M. Reasons
	Name:	Bryan M. Reasons
	Title:	Chief Financial Office

Impax Holdings LLC,
a Delaware limited liability company

	By:	/s/ Bryan M. Reasons
	Name:	Bryan M. Reasons
	Title:	Chief Financial Office

Impax International Holdings, Inc.,
a Delaware corporation

	By:	/s/ Bryan M. Reasons
	Name:	Bryan M. Reasons
	Title:	Chief Financial Officer

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender and as Administrative Agent

	By:	/s/ Charles Goldberg
	Name:	Charles Goldberg
	Title:	Senior Vice Presiden